EXHIBIT 10.2

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *. A COMPLETE, UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy

FORMATION AND SHAREHOLDERS AGREEMENT

     This FORMATION AND SHAREHOLDERS AGREEMENT (“Agreement”) is made as of April 5, 2005, by and among stART Licensing, Inc., a Delaware corporation (the “Company”), Exeter Life Sciences, Inc., an Arizona corporation (“Exeter”) and Geron Corporation, a Delaware corporation (“Geron”) (each of Exeter and Geron, a “Shareholder” and, together, the “Shareholders”; each of the Shareholders and the Company, a “Party” and, collectively, the “Parties”).

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     A. The Shareholders wish to form an entity for the purpose of managing their Intellectual Property interests and related rights in the Field.

     B. Exeter has formed and wholly owns the Company. At the Closing (as defined below) Geron wishes to contribute certain assets into the Company in exchange for shares in the Company. Exeter wishes to contribute certain assets and cash into the Company in exchange for additional shares of the Company’s common stock.

     C. The Shareholders now desire to make such contributions to the Company, and the Company desires to accept such contributions, in each case on the terms set forth herein, and the Shareholders wish to set forth certain understandings with respect to the management and operation of the Company.

     NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Definitions

     1.1 “Acquisition Preferred Stock” is defined in Section 3.2(d).

     1.2 “Affiliate” means any Person: (a) that is controlled by, controls, or is under common control with a Party (collectively, a “Controlled Person”); or (b) that is controlled by, controls, or is under common control with any such Controlled Person, in each case for so long as such control continues. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies

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(whether through ownership of securities or other ownership interests, by contract or otherwise), provided however, that two companies shall not be deemed to be under common control by virtue of the possession by one Person of such power with respect to both companies if (i) such Person exercises such power solely through delegates, e.g., members of the board of directors of each such company, and (ii) the delegates for the two companies are different, and (iii) neither the delegates nor the Person attempts to coordinate the exercise of such power by the two delegates. For the purpose of this Agreement, the Company shall not be considered an “Affiliate” of either Shareholder.

     1.3 “Annual Plan” means an executive-level business operations plan that sets forth in reasonable detail: (a) the Company’s current operational status; (b) the Company’s performance goals for the next succeeding fiscal year, including business development, sales, and marketing goals; (c) a comparative description of the Company’s business results for the previous year and its performance goals for the next fiscal year; (d) a budget (including, anticipated revenues and expenses of the Company, and assumptions for such anticipated revenues and expenses) for the next fiscal year; (e) an expenditure budget, including details of the anticipated capital expenditures, borrowing requirements, a cash-flow forecast consistent with the above-capital expenditures, revenues and expenses) for the upcoming fiscal year; (f) any financing or capital requirements necessary to achieve the Company’s business and operational goals for the next fiscal year; and (g) the identity of any Exeter Affiliate proposed to act as a contractor for or otherwise provide services to the Company, together with a budget for amounts to be paid to each Exeter Affiliate, such a plan to be as approved each year and revised from time to time by the Board.

     1.4 “Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

     1.5 “* Acquisition” is defined in Section 3.2(d).

     1.6 “Bankrupt Party” is defined in Section 8.2.

     1.7 “Board” means the board of directors of the Company.

     1.8 “Breaching Party” is defined in Section 8.2.

     1.9 “Bylaws” means the bylaws of the Company substantially in the form of attached Exhibit 1.9, as amended from time to time.

     1.10 “Business” is defined in Section 2.

     1.11 “Business Day” means a day on which commercial banks in both Arizona and California are generally open to conduct their regular banking business.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     1.12 “Certificate” means the certificate of incorporation of the Company substantially in the form of attached Exhibit 1.12, as amended from time to time.

     1.13 “Change of Control” means a Party’s (i) sale, lease, or other disposition of all or substantially all of its assets, rights or businesses or license or sale of substantially all of its intellectual property, or the acquisition of a Party by, or merger, consolidation, reorganization, business combination of a Party into or with another entity in which the stockholders of a Party immediately prior to such acquisition, merger, consolidation, reorganization or business combination do not own a majority of the outstanding voting shares of the surviving, purchasing, or newly resulting business entity (a “Merger Transaction”); or (ii) any transaction or series of related transactions to which a Party is a party in which in excess of fifty percent (50%) of a Party’s voting power is transferred, provided, however, any consolidation, business combination, or merger effected exclusively to change the domicile of a Party and the issuance of shares by the Party in a transaction whose primary purpose is to raise capital for a Party and does not involve any Merger Transaction, shall not be deemed a Change of Control.

     1.14 “Claim Notice” is defined in Section 10.2.

     1.15 “Closing” shall mean the closing of the transactions contemplated by Section 4.1.

     1.16 “Closing Date” is defined in Section 4.1.

     1.17 “Common Stock” is defined in Section 3.2(a).

     1.18 “Company” is defined in the first paragraph of this Agreement.

     1.19 “Company Intellectual Property” means the Initial Intellectual Property and any additional Intellectual Property acquired by the Company.

     1.20 “Company Interest” means, as to any Person, the percentage interest represented by the Securities (on an as-converted to Common Stock basis) then held by such Person divided by all then outstanding Securities (on an as-converted to Common Stock basis).

     1.21 “Confidential Information” is defined in Section 6.2.

     1.22 “Contribution and License Agreement” means the Contribution and License Agreement, dated as of the date hereof, among Geron, Exeter and the Company in a form agreed upon by the Shareholders, as amended from time to time, and to be effective on the Closing Date.

     1.23 “Deadlock Event” is defined in Section 6.6.

     1.24 “Default Notice Period” is defined in Section 8.3

     1.25 “Default Ratio” is defined in Section 8.3

     1.26 “Defaulted Shares” is defined in Section 8.3

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     1.27 “Director” means a director of the Company with the powers and duties specified in the General Corporation Law and the Certificate.

     1.28 “Disclosing Party” is defined in Section 6.2.

     1.29 “Effective Date” means the date of this Agreement.

     1.30 “Exeter Payment Breach” is defined in Section 8.3(c).

     1.31 “Exeter Purchase Price” shall mean the aggregate amount of * DOLLARS ($*) of which * DOLLARS ($*) shall be provided to the Company at the Closing in accordance with Section 4.1 and a total of * DOLLARS ($*) shall be provided to the Company, from time to time, in accordance with Section 3.2(b).

     1.32 “FDA Approval” means a final public announcement, statement or notification by the FDA permitting meat or milk from cloned animals to enter the human food chain, without imposing new restrictions that are projected by the Board of NewCo (without requirement for Supermajority Approval) to delay commercialization of meat or milk obtained from cloned animals for the consumption by humans by more than 12 months; provided that if new restrictions that are projected to cause such delay are imposed by the FDA in connection with such announcement, statement or notification, “FDA Approval” shall mean the first bona fide commercial sale of milk or meat from a cloned animal for human consumption complying with such new restrictions.

     1.33 “FDA Approval Payment” is defined in Section 3.2(c).

     1.34 “Field” is defined in the Contribution and License Agreement.

     1.35 “FMV” means the fair market value of the Company or the Securities subject to a proposed Transfer, as determined by appraisal pursuant to Section 9.7.

     1.36 “General Corporation Law” means the law of the State of Delaware including any applicable provision of Title 8 of the Delaware Code, or any successor statute, as from time to time amended and in effect from time to time.

     1.37 “Governmental Authority” means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     1.38 “GSC Field” means the cloning, development, making, using, selling, offering to sell, importing or exporting of feline and canine animals and Endangered Species (as well as any transgenic variants or enhancements thereto) for personal, business or commercial purposes. Specifically excluded from the GSC Field is the cloning of such animals for all purposes related to veterinary or human medical therapies, including, but not limited to, the production of biopharmaceutical agents, proteins, peptides and polypeptides in milk, and production of immunoglobulin in the blood of Bos taurus and Bos indicus, for pharmaceutical, nutraceutical or other use; provided, however, GSC may make transgenic cloned animals whereby gene therapy has been employed to correct a particular medical or health defect in that animal. “Endangered Species,” as used in this definition, means any species that is or has ever been (i) extinct or (ii) classified as threatened, vulnerable or in danger of extinction throughout all or a significant portion of its range by any governmental or international authority, treaty, law or regulation or (iii) classified under the guidelines of the Convention of International Trade of Endangered Species of Wild Fauna and Flora.

     1.39 “Indemnified Party” and “Indemnifying Party” are defined in Section 10.1.

     1.40 “Initial Intellectual Property” means the Intellectual Property contributed to the Company pursuant to the Contribution and License Agreement.

     1.41 “Intellectual Property” means throughout the world, any rights with respect to intellectual property and includes (i) patents, patent applications and other patent rights; (ii) copyrights, author’s rights, related rights (including without limitation so-called “neighboring rights” and “sui generis” rights), database rights and similar rights; (iii) rights in, to and under trade secrets and other rights with respect to confidential or proprietary information; (iv) rights in, to and under trademarks, trade names, trade dress, and service marks or similar rights with respect to identification of source or origin; (v) other rights with respect to inventions, inventor’s certifications, invention disclosures, discoveries, improvements, know-how, formulae, algorithms, processes, technical information and other technology; (vi) other intellectual and industrial property rights, whether or not subject to statutory registration or protection; and (vii) all rights under any license or other arrangement with respect to the foregoing.

     1.42 “Interested Director Provisions” is defined in Section 11.6.

     1.43 “License Consents” means written consents (in form and substance acceptable to the Shareholders) from (a) the Roslin Institute (“Roslin”) pursuant to that certain Agreement, by and among Roslin, Geron and the Company, entered into contemporaneously with this Agreement, and attached hereto as Exhibit 1.43(a), and (b) Roslin pursuant to that certain Agreement, by and among Roslin, Exeter and the Company, entered into contemporaneously with this Agreement, and attached hereto as Exhibit 1.43(b).

     1.44 “Manager” is defined in Section 5.11.

     1.45 “Management Services Agreement” means the Management Services Agreement, dated as of the date hereof, between the Company and the Manager, as approved by Geron, and to be effective on the Closing Date.

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     1.46 “Material Adverse Effect” means, as to any Person, any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, prospects, results of operations, condition (financial or otherwise), properties or assets of such Person considered as a whole.

     1.47 “New Securities” shall mean shares of Common Stock, and any rights, options or warrants to acquire Common Stock and any securities that are, or may become, convertible into or exchangeable for Common Stock; provided, however, that the term “New Securities” does not include (i) Common Stock of the Company issued to the Shareholders at the Closing; or (ii) Common Stock issued in connection with any stock split or stock dividend of the Company.

     1.48 “Non-Bankrupt Party” is defined in Section 8.2.

     1.49 “Non-Breaching Party” is defined in Section 8.3.

     1.50 “Non Disclosure Agreements” shall mean the Mutual Confidentiality Agreement between Exeter Life Sciences and Geron Corporation dated August 1, 2003.

     1.51 “Offer Notice” is defined in Section 9.2(a).

     1.52 “Party” and “Parties” are defined in the opening paragraph of this Agreement.

     1.53 “Person” means a natural individual, Governmental Authority, partnership, firm, corporation, or other business association.

     1.54 “Predetermined Acquisition Guidelines” means the written Intellectual Property acquisition guidelines developed by the Company and approved by Supermajority Approval.

     1.55 “Pre-existing License Agreements” is defined in the Contribution and License Agreement.

     1.56 “Preferred Stock” means the Acquisition Preferred Stock and any other shares of preferred stock issued by the Company to a Shareholder.

     1.57 “Preferred Stock Repurchase Agreement” means the Preferred Stock Repurchase Agreement, dated the date hereof, between Exeter and Geron, for the repurchase by Exeter of the shares of Series P Preferred Stock of Exeter held by Geron and warrants held by Geron exercisable for shares of Series P Preferred Stock of Exeter.

     1.58 “Pro Rata” means pro rata based on the relative Company Interests of the relevant Shareholders.

     1.59 “Receiving Party” is defined in Section 6.2.

     1.60 “Related Documents” is defined in Section 11.6.

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     1.61 “Shareholder” and “Shareholders” are defined in the opening paragraph of this Agreement.

     1.62 “Securities” means all outstanding shares of Common Stock or Preferred Stock.

     1.63 “Selling Party” is defined in Section 9.2(a).

     1.64 “Subsidiary” shall mean any partnership, firm, corporation, or other business association (a) that is controlled by a Shareholder (“Direct Subsidiary”); or (b) that is controlled by any such Direct Subsidiary, in each case for so long as such control continues. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise). For the purpose of this Agreement, the Company shall not be considered a “Subsidiary” of either Shareholder.

     1.65 “Successor in Interest” is defined in Section 9.1.

     1.66 “Supermajority Approval” is defined in Section 5.7.

     1.67 “Third-Party Licensor” is defined in the Contribution and License Agreement.

     1.68 “Transaction Documents” means this Agreement, the Management Services Agreement, the Contribution and License Agreement, the Preferred Stock Repurchase Agreement and the License Consents.

     1.69 “Transfer” is defined in Section 9.1.

     1.70 “ViaGen Field” means Field as defined in the CT Agreement (as defined in the Contribution and License Agreement) and further limited to the following species: bovine; porcine; and equine.

2. Business of Company

     The purpose of the Company is to be an intellectual property holding company that manages, prosecutes, maintains and exploits the Company Intellectual Property (as amended or modified by Supermajority Approval from time to time, the “Business”).

3. Establishment and Capitalization of the Company

     3.1 Establishment. The Company has been organized as a California corporation and, as of the Effective Date, is a wholly owned subsidiary of Exeter.

     3.2 Capitalization.

          (a) Initial Capitalization. The Company’s initial authorized capital stock consists of (i) 40,000 shares of Common Stock, par value $0.001 per share, (the “Common Stock”), of which, on the Effective Date, 100 fully paid and non-assessable shares are issued and outstanding and held by Exeter and (ii) 10,000 shares of Preferred Stock, par value $0.001 per

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share. No dividends or other distributions shall be paid with respect to any shares of Common Stock that are not fully paid and non-assessable. Shares of Common Stock that are not fully paid and non-assessable may be transferred pursuant to Section 9.1, provided that in the case of a transfer by Exeter to an Affiliate, Exeter shall remain liable to the Company for the payment of the remainder of the Exeter Purchase Price in accordance with the terms hereof. At the Closing, the Company shall issue shares of Common Stock as follows:

               (i) Exeter Closing Subscription. On the Closing Date, Exeter shall subscribe for 4,910 partly paid and assessable shares of Common Stock (the “Exeter Closing Stock”), representing in the aggregate, with the shares owned by Exeter on the date hereof, a fifty and one-tenth percent (50.1%) Company Interest. The Exeter Closing Stock shall be assessable in accordance with Section 1.30.

               (ii) Geron Closing Subscription. On the Closing Date, Geron shall subscribe for 4,990 shares of Common Stock, representing in the aggregate a forty nine and nine-tenths percent (49.9%) Company Interest.

          (b) Contribution of Remainder of Exeter Purchase Price. Exeter agrees to contribute the remainder of the Exeter Purchase Price from time to time as required to fund the Annual Plan but in any event within twenty four (24) months following the Closing Date.

          (c) FDA Approval Payment. Upon FDA Approval, the Parties agree that Geron shall be entitled to receive * DOLLARS ($*) from Exeter (the “FDA Approval Payment”). Within ten (10) Business Days of FDA Approval, Exeter agrees to pay * DOLLARS ($*) to Geron.

          (d) Acquisition Preferred Stock. In the event that the Board, by Supermajority Approval, considers it in the best interest of the Company to cause the Company to acquire certain rights to * * (*) technology, including rights held by * (with the scope of such rights to be as approved by the Board, the “* Acquisition”) the Shareholders agree that up to * DOLLARS ($*) of the cost of such acquisition shall be financed through the issuance of preferred stock to Exeter on the terms set forth in this subsection (the “Acquisition Preferred Stock”). Any remaining cost of such acquisition shall be paid from the operating capital of the Company, subject to Supermajority Approval. The Company will issue such number of shares of Acquisition Preferred Stock to Exeter, based on the amount actually contributed to the Company by Exeter to fund the * Acquisition, as reflects a $* price for shares representing a * % Company Interest. The terms of the Acquisition Preferred Stock will be set forth in a Statement of Designation adopted by Supermajority Approval of the Board, and shall conform to the requirements of this subsection as more fully described in Attachment 1. The Acquisition Preferred Stock shall not be entitled to dividends, except on a pro rata basis with the Common Stock. The Acquisition Preferred Stock will generally have the same voting rights as the Common Stock. The Acquisition Preferred Stock shall be preferentially repaid to Exeter out of proceeds or available cash at the time that a liquidity opportunity is presented to the Company’s shareholders (e.g., IPO, private equity recapitalization, sale of the company).

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Following payment of such liquidation preference, the Acquisition Preferred Stock will share on a pro rata basis with the Common Stock in any remaining proceeds.

          (e) Future Investments. Subject to Section 3.3, the Manager, pursuant to the terms of the Management Services Agreement, shall be responsible for coordinating and arranging any additional equity and/or debt financings from third parties necessary to sustain the operations of the Company, as determined by the Board. The Shareholders shall be under no obligation to provide additional capital or to loan money to, or to guarantee any borrowings of, the Company for any purpose whatsoever.

     3.3 Preemptive Rights. Other than with respect to the Acquisition Preferred Stock, each Shareholder shall have a preemptive right to purchase up to its Pro Rata share of any New Securities. The Company agrees to notify each Shareholder in writing of any proposed issuance of New Securities to which such preemptive rights apply, setting forth the terms of such offering. Each Shareholder shall notify the other Shareholder and the Company, within twenty (20) Business Days after receipt of such notice, of its decision to participate in any proposed issuance of New Securities (failure to so respond during such period constituting an election not to participate).

4. Closing; Conditions Precedent

     4.1 Closing. The Closing shall take place as soon as practicable after all conditions set forth in Article 4 are met or waived. On the date of such Closing (“Closing Date”):

          (a) The Parties shall enter into this Agreement, the Contribution and License Agreement, the Preferred Stock Repurchase Agreement and the License Consents, and Exeter and the Company shall enter into the Management Services Agreement.

          (b) Exeter shall pay * DOLLARS ($*) in immediately available funds of the Exeter Purchase Price to the Company.

          (c) The Company shall issue and deliver to each Shareholder share certificates representing the shares of Common Stock subscribed for pursuant to Section 3.2(a).

          (d) The Company shall pay FOUR MILLION DOLLARS ($4,000,000) to Geron.

          (e) The closing of the transactions contemplated by the Preferred Stock Repurchase Agreement shall take place.

          (f) Each of the Parties shall deliver to the other Party a certificate from an officer of such Party confirming (a) the certificate of incorporation and bylaws of such Party and (b) resolutions of its board of directors approving the Transaction Documents and the transactions contemplated hereby and thereby.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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          (g) The Parties shall deliver such other certificates, instruments or documents required to be delivered at or prior to Closing pursuant to the provisions of this Agreement and the Transaction Documents.

          (h) The Parties shall have approved the Annual Plan for the initial fiscal year (2005).

     4.2 Conditions Precedent to the Obligations of the Parties. The Closing shall be subject to the satisfaction, on or before the Closing Date, of the following conditions precedent:

          (a) No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction in any action or proceeding which enjoins, restrains or prohibits consummation of any transaction contemplated by this Agreement.

          (b) All consents, approvals and other action by, all notices to and all filings with all Governmental Authorities that are required to have been obtained, taken or made in connection with the execution, delivery and performance of this Agreement by the Parties shall have been obtained, undertaken or made, as the case may be.

          (c) No claim, action or other proceeding shall be pending or threatened by any Governmental Authority or private person before any court or administrative agency which (in the opinion of reputable counsel) creates any reasonable possibility that the consummation of any transaction contemplated by this Agreement will be restrained, enjoined or otherwise prevented, or result in any damages being recovered or other relief obtained against any of the Parties.

     4.3 Conditions Precedent to the Obligations of Exeter. The obligations of Exeter to subscribe for the Common Stock in accordance with Section 3.2(a) shall be subject to the satisfaction, on or before the Closing Date, of the following conditions precedent:

          (a) The representations and warranties of Geron in Section 7.2 and of the Company in Section 7.3 shall have been true and correct as of the date made and shall be true and correct as of the Closing Date as if remade as of such date, Exeter shall have received certificates signed by duly authorized officers of Geron, certifying to that effect with respect to the representations and warranties of Geron in Section 7.2, and Geron shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it through the Closing Date.

     4.4 Conditions Precedent to the Obligations of Geron. The obligations of Geron to subscribe for the Common Stock in accordance with Section 3.2(a) shall be subject to the satisfaction, on or before the Closing Date, of the following conditions precedent:

          (a) The representations and warranties of Exeter in Section 7.1 and of the Company and Exeter in Section 7.3 shall have been true and correct as of the date made and shall be true and correct as of the Closing Date as if remade as of such date, Geron shall have received certificates signed by duly authorized officers of Exeter certifying to that effect with respect to the representations and warranties of Exeter in Section 7.1, and Exeter shall have performed or

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complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it through the Closing Date.

5. Operation and Management of the Company

     5.1 Operation of the Company; Access to Information.

          (a) Each Shareholder agrees to take all actions necessary to ensure that the Company shall be operated in accordance with the terms of this Agreement, including, without limitation, to vote (or to execute consents, as applicable) all Securities held by it (and to cause all Securities held by its permitted transferees under Section 9 that are Affiliates to be voted) and to cause the Directors nominated by it to vote to effect the terms hereof.

          (b) After the Closing Date, either Shareholder may have in its possession or under its control (or the control of persons or firms that have rendered services to or otherwise done business with it) books, records, contracts, instruments, data and other information (collectively, “Information”) that may prove necessary or desirable to the Manager in connection with performing its services hereunder. Accordingly, at all times after the Closing Date, (a) each Shareholder agrees to provide to the Manager, upon the Manager’s written request, at all reasonable times, full and complete access to (including access to persons or firms possessing), and duplication rights with respect to, any and all such Information as the Manager may reasonably request and require in the conduct of the Business, and (b) each Shareholder agrees to use its best efforts to make available to the Manager, upon the Manager’s written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the Company may from time to time be involved. Information shall include, without limitation, information sought for prosecution, maintenance, and protection of patents, audit, accounting, claims, litigation and tax purposes as well as for, as applicable, purposes of fulfilling disclosure and reporting obligations under federal securities laws.

          (c) In the event that, at the written request of the Company, a Shareholder makes available any of its personnel to provide material substantive services to the Company with respect to the Company’s day-to-day operations, such Shareholder shall be reimbursed for providing such services in accordance with this subsection. A Shareholder will not be compensated pursuant to this subsection for services provided to the Company in its role as a Shareholder, including (i) for making available its personnel to serve as Directors or officers of the Company, and (ii) for the services provided by the Directors or officers to the Company in their capacity as such. In addition, a Shareholder will not be reimbursed for services provided pursuant to this subsection for the first six months following the Closing Date, or for any services contemplated to be provided at no charge by the Contribution and License Agreement. Upon receiving a written request for services or advice from the Manager on behalf of the Company, a Shareholder may respond in writing that it believes the request to be for material substantive services outside the scope of its duties as a Shareholder, and indicate a proposed hourly rate at which its personnel would perform such services, together with an estimate of the amount of time it would expect such services to take. The Manager may then engage the personnel of such Shareholder to perform such services on the terms set forth in the proposal, or elect to obtain such services elsewhere. For the avoidance of doubt, in the event of any conflict

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between this Section 5.1(c) and any provision of either the Management Services Agreement or the Contribution and License Agreement regarding the provision of services by the Shareholders to the Company, the applicable provisions of such other agreements shall be controlling.

     5.2 No Conflicting Voting Arrangements. Each Shareholder agrees not to grant any proxy or enter into or agree to be bound by any voting trust with respect to the Securities held by it nor shall any Stockholder enter into any stockholder agreements or arrangements of any kind with any Person with respect to the Securities if compliance with such proxy, voting trust, agreement or arrangement would entail non-compliance with this Agreement (whether or not such agreements and arrangements are with the other Shareholder). The foregoing prohibition includes, but is not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of shares of Securities.

     5.3 Board of Directors. The Company will be managed by the Board in accordance with the terms of this Agreement and Applicable Law. For so long as both Shareholders continue to hold shares of Securities, the Board shall consist of five (5) Directors, three (3) of whom (including the Chairman) shall be nominated by Exeter, and two (2) of whom shall be nominated by Geron. In the event of purchase by Geron of Defaulted Shares as set forth in Section 8.3(c), representation of the Shareholders on the Board may, at Geron’s request if provided in writing within sixty (60) days of such purchase, be modified to reflect the proportionate ownership interests of the Shareholders in the Company.

     5.4 Removal; Reappointment of Directors. Any Director may be removed for cause in accordance with Applicable Law. In addition, each Shareholder having the right to nominate a Director pursuant to this Section 5 shall also have the right, in its sole discretion, to remove such Director at any time, effective upon delivery to the Company of written notice from such Shareholder removing the Director or Directors it nominated with a copy to the other Shareholder. In the case of a vacancy in the office of a Director for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by the Shareholder that nominated the Director in question. Notwithstanding anything to the contrary herein, if a Shareholder no longer holds any shares of Securities, the other Shareholder (“Continuing Shareholder”) shall have the right to remove all Directors previously nominated and appointed by the other Shareholder pursuant to Sections 5.3 and 5.4 and fill such vacancies with Directors nominated by such Continuing Shareholder.

     5.5 Quorum. The Bylaws of the Company shall provide that the presence of a majority of all Directors, provided that at least one Director nominated by each of Exeter and Geron are part of such majority, shall constitute a quorum for the transaction of business by the Board and that resolutions of the Board may be adopted only upon the affirmative vote of at least a majority of the members of the Board present, unless a different vote is required by law, the Certificate of the Company, the Bylaws or this Agreement.

     5.6 Board Meetings. The Bylaws shall provide that at least forty eight (48) hours notice shall be given to each member of the Board and each committee thereof prior to any meeting of the Board unless such notice shall have been waived in accordance with the General Corporation Law. The Bylaws shall provide that each Shareholder shall have the authority to convene Board meetings, including the authority to specify the time and place of such meetings.

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The Company shall pay the reasonable travel expenses incurred by Directors in attending any Board meeting.

     5.7 Supermajority Consent of the Board. In addition to matters entrusted to the Board under Applicable Law and pursuant to the other provisions of this Agreement, any of the actions described in attached Exhibit 5.7 shall require the approval and consent of at least four (4) Directors (a “Supermajority Approval”).

     5.8 Executive Officers.

          (a) President. The Company shall have one President, or similarly titled executive officer (the “President”), who shall be the chief executive officer of the Company and who shall be responsible for the day-to-day operations of the Company. The President shall be elected by the Board from among the candidates nominated by the Manager. The President shall be appointed for a two-year term, subject, in the case of a President who is an employee or board member of the Manager or an Affiliate of the Manager, to the right of the Manager to remove and replace the President at any time with the consent of the Board (which consent shall not be unreasonably withheld).

          (b) Other Officers. The Company shall have a secretary and a treasurer, with such duties as are set forth in the Bylaws or in the General Corporation Law. The Board or the President may also appoint one or more vice-presidents, assistant secretaries, assistant treasurers, and such other officers and agents with such powers and duties as it or he shall deem necessary.

     5.9 Shareholders’ Meetings. The shareholders of the Company shall receive notice of each shareholders’ meeting at least twenty (20) Business Days before the scheduled date of such meeting. The Company shall have at least one shareholders’ meeting each calendar year. Such meeting will take place at such time and place as is determined by the Board.

     5.10 Quorum for Shareholders Meetings; Voting. The Bylaws shall provide that the presence of shareholders representing a majority of the Company Interests, provided that both Exeter and Geron are part of such majority, shall constitute a quorum at all meetings of the shareholders, and no meeting of the shareholders shall be validly convened or constituted unless a quorum is present at such meeting. The Bylaws shall provide that a quorum is required for any vote to be taken, and that the departure of a shareholder during a meeting may cause the loss of a quorum. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on a matter shall be the act of the Shareholders, unless the vote of a greater number or voting by classes is required by law.

     5.11 Manager. The day-to-day operations of the Company shall be managed by a manager, appointed by Supermajority Approval (the “Manager”). The Manager shall initially be Exeter. The duties, rights and obligations of the Manager shall be as described in the Management Services Agreement.

     5.12 Financial Matters.

          (a) Fiscal Year. The Company’s fiscal year shall end on December 31 of each year.

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          (b) Annual Plan. The Manager shall prepare and submit to the Board for its review and approval a draft version of the Annual Plan no later than November 1 of each year and the final version of the Annual Plan no later than December 1 of each year. The Manager may submit a mid-term revision to any Annual Plan to the Board for approval. The Board shall cause the Company to conduct its operations in accordance with the Annual Plan as in effect from time to time. In the event that the Board shall not approve a final Annual Plan prior to January 1 of a given year, then the Annual Plan in effect for the preceding year shall remain in effect until a new Annual Plan is approved. If a new Annual Plan is not approved prior to June 30 of the applicable year, then a Deadlock shall be deemed to have occurred.

          (c) Financial Statements and Accounting Records. Financial statements for the Company, including, without limitation, a balance sheet, income statement, statement of cash flows and statement of shareholders’ equity, shall be submitted by the Company to each of the Shareholders (a) within thirty (30) days after the end of each fiscal quarter for such quarter, and (b) within sixty (60) days after the end of each fiscal year for such year. Each of the annual financial statements shall be audited and certified by a nationally recognized accounting firm retained by the Manager on behalf of the Company. All financial statements shall be prepared at the cost of the Company, shall be prepared in reasonable detail and in accordance with generally accepted accounting principles, and shall contain such financial data as the Shareholders may reasonably request in order to keep the Shareholders advised of the Company’s financial status (although interim statements need not include footnotes and may be subject to year-end adjustments). The Manager shall provide the Shareholders with such financial information as the Shareholders may reasonably request for purposes of complying with their periodic reporting obligations under U.S. securities law and shall cooperate with the Shareholders in connection with complying with such obligations.

     5.13 Dividends. Subject to applicable law, the Shareholders agree, with respect to each fiscal quarter, that if, on the last day of such fiscal quarter, the Company maintains reserves in the form of cash or short term investments (“Cash on Hand”) equal to at least $* (the “Retained Operating Capital”), then the Company shall distribute dividends to the Shareholders within sixty (60) days following the end of such fiscal quarter. Such dividends shall be equal to the amount by which Cash on Hand exceeds Retained Operating Capital, and shall be distributed on a Pro Rata basis. Notwithstanding the foregoing, the Shareholders may, by Supermajority Approval of the Board, agree that no such dividend shall be distributed with respect to any given fiscal quarter.

     5.14 Access to Company Records. During the regular office hours of the Company, and upon reasonable notice to the Manager, each Shareholder that maintains at least a ten percent (10%) Company Interest shall have (a) full access to all facilities, books of account, and corporate and financial records of the Company, and (b) the right to make copies from such books and records at its own expense. Any information obtained by the Shareholders through exercise of rights granted under this Section 5.14 shall, to the extent constituting Confidential Information hereunder, be subject to the confidentiality provisions set forth in Section 6.2.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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6. Additional Covenants

     6.1 Additional Covenants of the Company.

          (a) The Company shall, promptly following the Closing, enter into a written agreement with Viable Genetics, LLC (“Viable”), effective as of the Closing Date, pursuant to which the Pre-existing License Agreement between Viable and Geron shall be amended to expand the licensed field and licensed Intellectual Property to include all equine applications and uses and other Intellectual Property licensable by the Company as of the Closing Date, in each case in territories not then exclusively licensed, * $* (* $*). Amendment of any other terms and conditions of the Pre-existing License Agreement shall be subject to approval by Supermajority Approval of the Board of the Company, and acceptance by Viable.

          (b) The Company shall, promptly following the Closing, enter into a written agreement with ViaGen, Inc. (“ViaGen”), effective as of the Closing Date, pursuant to which the Company shall grant to ViaGen a nonexclusive sublicense under Intellectual Property licensable by the Company in the field and territory described in the Pre-existing License Agreement between Geron and Viable (as amended pursuant to Section 6.1(a) above) and on the same economic terms (excluding Section 4.1 (equity)) and other generally similar terms and conditions as Viable’s Pre-existing License Agreement with Geron (as amended pursuant to Section 6.1(a) above) but excluding Section 12.2 (earlier agreement). Inclusion, omission or amendment of any other terms and conditions for the foregoing ViaGen agreement shall be subject to approval by Supermajority Approval of the Board of the Company, and acceptance by ViaGen.

          (c) The Company shall, promptly following Closing, enter into a written agreement with Genetic Savings and Clone, Inc. (“GSC”), effective as of the Closing Date, pursuant to which the Company shall grant to GSC a nonexclusive sublicense under Intellectual Property licensable by the Company in the GSC Field. Such agreement shall include an upfront payment of * dollars ($*); other terms and conditions shall be subject to approval by Supermajority Approval of the Board of the Company, and acceptance by GSC.

     6.2 Confidentiality. The Parties recognize that, in connection with the performance of this Agreement, any Party (in such capacity, the “Disclosing Party”) may disclose “Confidential Information” (as defined below) to the other Party or the Company (the “Receiving Party”). For purposes of this Agreement “Confidential Information” means (i) proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) regarding the Disclosing Party’s or any third party’s business that is marked as confidential at the time of disclosure to the Receiving Party, or if in oral or in other intangible form or in any form that is not so marked, that is identified as confidential at the time of such disclosure and summarized in writing and transmitted to the Receiving Party within thirty (30) days of such disclosure; (ii) all proprietary information and material disclosed by the Disclosing Party in any form to the Receiving Party (x) with respect to a Shareholder, in its official capacity as a member of the Board or as a shareholder of the Company and (y) at meetings of the Board, in the case of clause (x) or clause (y), regardless of whether such

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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information is marked or reduced to writing and (iii) all Confidential Information disclosed prior to the Effective Date pursuant to the Non Disclosure Agreements. Notwithstanding anything to the contrary set forth in the prior sentence, “Confidential Information” shall not include information that: (A) was known to the Receiving Party at the time of the disclosure by the Disclosing Party as indicated by the Receiving Party’s contemporaneous written records; (B) has become publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party without a duty of confidentiality; or (D) was independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information. The Receiving Party agrees (x) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement or any Transaction Document and (y) not to disclose any such Confidential Information, except (1) to its employees who are reasonably required to have the Confidential Information in connection herewith or with any of the other Transaction Documents, (2) to its agents, representatives, lawyers, outsourcers, service providers and other advisers that have a need to know such Confidential Information, (3) to Persons in connection with a financing, strategic partnership, merger, acquisition, investment or proposed financing, strategic partnership, merger, acquisition or investment where such Persons are subject to an obligation of confidentiality at least comparable to that set forth in this Section 6.2, and (4) pursuant to, and to the extent of, a request or order by a Governmental Authority or as otherwise required by applicable law, provided, however, that prior to any such requested or ordered disclosure, the Receiving Party shall give the Disclosing Party reasonable advance notice of any such disclosure and shall cooperate with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information of the Disclosing Party. The Receiving Party shall take the same degree of care that it uses to protect its own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use or disclosure of the Confidential Information of the Disclosing Party.

     6.3 Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement and the Transaction Documents shall be treated as confidential information and that no reference thereto shall be made by a Shareholder without the prior written consent of the other Shareholder (which consent shall not be unreasonably withheld) or by the Company without the prior written consent of both Shareholders (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law including, without limitation, by the Securities and Exchange Commission (“SEC”), provided that in the event either Shareholder determines that such disclosure is required (including the filing of this Agreement or any Transaction Document as an exhibit or attachment to any filing with or submission to the SEC), such disclosing Shareholder shall timely notify the other Shareholder and will give such other Shareholder a reasonable opportunity to discuss the necessity and form of such disclosure within the time frame provided by securities law and applicable regulatory requirements, including any application for confidential treatment, (b) to such Party’s accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, or (d) in connection with a financing, strategic partnership, merger, acquisition, investment or proposed financing, strategic partnership, merger, acquisition or investment. Any

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public announcement concerning this Agreement or the subject matter hereof shall be subject to the prior written consent of both Shareholders. Such consent shall not be unreasonably withheld or delayed by either Shareholder. Prior to any such public announcement, the Shareholder wishing to make the announcement will submit a draft of the proposed announcement to the other Shareholder in sufficient time to enable the other Shareholder to consider and comment thereon, provided that if such other Shareholder does not respond within ten (10) Business Days after receipt of such draft in accordance with the provisions of Section 11.2, then such Shareholder shall be deemed to have approved such announcement.

     6.4 Noncompetition; Obligation to Disclose NewCo Opportunities.

          (a) Noncompetition. Each Shareholder agrees that, for so long as this Agreement remains in effect, neither it, nor any of its Subsidiaries, shall directly or indirectly establish, operate, participate in the management of, or acquire an equity interest in a Person, other than the Company, that is principally, or as one of the substantial components of its business, engaged in licensing out Intellectual Property in the Field. The Parties acknowledge that Viable Genetics, LLC (“Viable”) and ViaGen, Inc. (“ViaGen”), are Subsidiaries of Exeter as of the Effective Date, and that Viable and ViaGen own, license and exploit certain Intellectual Property in the Field. The Parties agree that Viable and ViaGen may continue to own, license and exploit such existing Intellectual Property following the Effective Date of this Agreement, but that ViaGen and Viable shall thereafter and for so long as ViaGen and Viable, respectively, remain a Subsidiary of Exeter, be subject to this Section 6.4 in all other respects.

Notwithstanding the foregoing, nothing in subsection (a) shall preclude either Shareholder or its Subsidiaries from acquiring an interest not exceeding two percent (2%) of the outstanding shares of a publicly traded company or ten percent (10%) of the outstanding shares of a non-publicly-traded company, solely for investment purposes, or maintaining or increasing such Shareholder’s equity ownership in the entities set forth on Schedule 6.4 or in successor entities as a result of mergers, acquisitions, or similar transactions involving such entities.

          (b) Obligation to Disclose NewCo Opportunities. Each Shareholder agrees that neither it nor its Subsidiaries shall acquire (including without limitation by obtaining an exclusive license), or grant licenses to, Intellectual Property in the Field unless such Shareholder or one of its Subsidiaries has first offered to the Company such acquisition or license grant opportunity in accordance with the procedures set forth in subsection (c) below and, if offered, the Company has rejected such offer in accordance with such subsection. If the Company rejects an offer of rights controlled by the Shareholder or any of its Subsidiaries in accordance with subsection (c), the Shareholder and its Subsidiaries may not thereafter offer such rights to a third party on financial and other material commercial terms that, when viewed as a whole, are more favorable to the third party than those terms offered to the Company, without first offering such more favorable terms to the Company.

          (c) Procedure for Disclosing NewCo Opportunities. Each Licensor agrees to make reasonable commercial efforts to disclose to NewCo, in sufficient detail, any opportunities of which it or one of its Subsidiaries becomes aware to acquire, or grant licenses to, Intellectual Property in the Field, to the extent disclosable without violating fiduciary or confidentiality obligations to third parties (provided that each Licensor shall make reasonable commercial

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efforts to ensure that it is not precluded by confidentiality obligations from disclosing to NewCo such opportunities of which Licensor first becomes aware after the Effective Date), so as to afford NewCo a reasonable opportunity to negotiate for such rights. NewCo shall have ten (10) days from receipt of a written notice disclosing such opportunity (the “Option Notice”) or such shorter period as may be required under the circumstances, as clearly indicated on the Option Notice, (the “Option Period”) to provide a written response to the Licensor indicating its desire to pursue such opportunity. In the event that NewCo opts to pursue such opportunity, NewCo shall have ninety (90) days to negotiate with the third party to license or acquire the Intellectual Property in the Field (the “Negotiation Period”). In the event that NewCo is engaging in good faith efforts to complete the negotiations at the end of the ninety (90) day period but has not completed such negotiations, the Negotiation Period shall be extended for a further ninety (90) days, at which time it shall expire unless NewCo and the applicable Licensor otherwise mutually agree in writing. Licensor and its Subsidiaries may proceed to pursue the opportunity if NewCo indicates in writing that it does not wish to pursue the opportunity or if NewCo fails to respond within the Option Period or to the extent NewCo does not enter a binding agreement with such third party within the Negotiation Period (and in any such case, NewCo shall be deemed to have rejected such opportunity).

          (d) Exception. Notwithstanding the foregoing, nothing in this Section 6.4 shall preclude either Shareholder or its Subsidiaries from granting licenses to Intellectual Property in the Field to (i) Affiliates, (ii) third parties in connection with a Shareholder’s or any of its Subsidiaries’ development, commercialization and provision of products and services, and (iii) contract service providers, and licensing in and acquiring Intellectual Property from entities in (i), (ii) and (iii), in each case without disclosing or first offering such opportunity to the Company.

          (e) License. Notwithstanding the foregoing, (i) with respect to Intellectual Property in the Field internally developed by ViaGen or Viable, whether alone or with others, Viable’s and ViaGen’s respective obligations to offer or grant licenses to such Intellectual Property to NewCo shall exclude the ViaGen Field in North America, and (ii) with respect to opportunities to acquire or license third-party Intellectual Property offered to NewCo by ViaGen or Viable and with respect to which NewCo would not otherwise have the opportunity to acquire or license (i.e. the opportunity to acquire or license such rights was neither known to NewCo nor, within ten (10) days of being presented to NewCo by ViaGen or Viable, broadly publicly disclosed or otherwise offered to NewCo independently of ViaGen or Viable), NewCo shall, upon obtaining rights to such Intellectual Property, grant to ViaGen and Viable (if requested by ViaGen or Viable within sixty (60) days after its receipt of written notification from NewCo stating that NewCo has obtained such rights) a nonexclusive license in the ViaGen Field and worldwide (or a lesser territory, if requested) on most favored nation terms and other commercially reasonable terms negotiated by the parties in good faith, taking into account the benefit accorded to NewCo, by provision by ViaGen or Viable, of the opportunity to acquire or license such third party Intellectual Property. If NewCo obtains an exclusive license to such rights, such sublicense shall, if requested by ViaGen or Viable within sixty (60) days after its receipt of written notification from NewCo stating that NewCo has obtained such exclusive rights, be exclusive in the ViaGen Field for a period of two (2) years (or such lesser period as may be requested by ViaGen or Viable) from its effective date, for which exclusivity ViaGen/Viable and NewCo shall negotiate in good faith commercially reasonable terms. After

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such two-year period of exclusivity the sublicense shall convert to a nonexclusive license, and thereafter NewCo shall, subject to the terms and conditions of its agreement with the third-party licensor and any other agreements, have unrestricted rights to grant further sublicenses.

          (f) Survival. In the event that this Agreement is terminated due to breach of Sections 3.2(b), 6.2, 6.3, 6.4 or 9.1 by a Shareholder, such Shareholder’s obligations pursuant to this Section 6.4 shall remain in effect for a period of twelve (12) months following such termination.

     6.5 Remedies. Each Shareholder acknowledges and agrees that (i) its obligations under Sections 6.2, 6.3 and 6.4 are necessary and reasonable to protect the other Shareholder and the other Shareholder’s business, (ii) any violation of these provisions could cause irreparable injury to the other Shareholder for which money damages would be inadequate, and (iii) as a result, the other Shareholder shall be entitled to injunctive relief against a breach or a threatened breach of the provisions of Sections 6.2, 6.3 and 6.4 without the necessity of proving actual damages. The Shareholders agree that the remedy set forth in this Section 6.5 is in addition to and in no way precludes any other remedies or actions that may be available under this Agreement or under Applicable Law.

     6.6 Deadlock Resolution.

          (a) If any disagreement among the Shareholders results in the inability of the Board at any regular or special meeting to approve a particular action (including without limitation an action requiring Supermajority Approval), and such failure to approve:

               (i) makes it impossible or impracticable for the Company to conduct the Business, or

               (ii) makes it impossible or impracticable for the Company to obtain additional capital necessary to sustain the operations of the Company, or

               (iii) makes it impossible or impracticable for the Company to comply with its material obligations, if any, under the Pre-Existing License Agreements assumed by the Company, and other material agreements under which it is bound and such non-compliance has a Material Adverse Effect on the Company, then, upon written notice given by either Shareholder to the other Shareholder, a deadlock event (a “Deadlock Event”) shall be deemed to have occurred.

          (b) Mutual Consultation. In the event of a Deadlock Event or a Breach Notice, the Shareholders shall engage in mutual good faith negotiations to resolve the deadlock matter within forty-five (45) days following the Board meeting described in Section 6.6(a). If such mutual good faith negotiations do not resolve such matter within such 45-day period (and any extension of such period to which both Shareholders agree), then the Shareholders agree to submit to mediation pursuant to subsection (c) below.

          (c) Mediation. If, after mutual consultation in accordance with subsection (b) above, the Shareholders are unable to resolve the deadlock matter or the subject of the Breach Notice, the Shareholders will engage a neutral mediator who will be charged with assisting the

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Shareholders to reach a mutually agreeable resolution of the applicable Deadlock Event subject of the Breach Notice by non-binding mediation under the then current Commercial Mediation Procedures for the American Arbitration Association. The mediation shall take place in Phoenix, Arizona. The mediator shall be chosen by mutual reasonable agreement of the Shareholders and the mediator’s fees shall be borne equally by the Shareholders. In the event that a mediator cannot be agreed upon by the Shareholders, each Shareholder shall choose a mediator and such Shareholder-selected mediators shall together unanimously choose a final neutral mediator who will conduct the mediation. Each Shareholder shall separately bear the fees of its selected mediator and all Shareholders shall equally bear the fees of the final mediator. The Shareholders agree to participate in the mediation in good faith and use best efforts to resolve the disputed matter within six (6) months after the end of the forty-five day period described in subsection (b) above. If, in the event of a Deadlock Event, the Shareholders are unable to resolve the dispute through such non-binding mediation, then, upon written notice given by either Shareholder to the other Shareholder, an unresolved deadlock (a “Deadlock”) shall be deemed to have occurred. In the event of a matter covered by a Breach Notice, after completion of mediation such matter shall be submitted for resolution by arbitration in accordance with Section 8.2(b) and Section 11.1.

          (d) Financing Deadlock. In the event that the Deadlock involves the need of the Company for additional capital (a “Financing Deadlock”), either Shareholder may seek appraisal to determine the per-share FMV of the Company’s then issued and outstanding Securities pursuant to the procedure described in Section 9.7. Each Shareholder shall have twenty (20) business days to review the resulting FMV and agree to either (a “Financing Plan”) (i) contribute its Pro Rata share of the amount of working capital needed to fund the operations of the Company through the end of the next fiscal year according to the most current budget and plan adopted by the Board (the “Financing Amount”) or (ii) accept proportionate dilution due to an increased capital contribution of the other Shareholder, if such Shareholder is prepared to make such investment, or a third Shareholder acceptable to the other Shareholder in order for the Company to receive the full Financing Amount. In the event that one Shareholder does not agree to the Financing Plan (the “Non-Funding Shareholder”), then the other Shareholder (the “Funding Shareholder”) shall have the right to purchase all, but not less than all, of the Non-Funding Shareholder’s then-owned Securities for a cash price per share equal to fifty percent (50%) of the FMV of such Securities, and the Non-Funding Shareholder shall have the obligation to sell its Securities to the Funding Shareholder. In the event the Funding Shareholder elects to acquire the Securities of the Non-Funding Shareholder, it shall also have the obligation to either contribute the Financing Amount to the Company, or arrange for the contribution of the Financing Amount to the Company by a third Shareholder. Any purchase of Securities pursuant to this Section 6.6(d) shall be consummated as soon as reasonably practicable, and in any event within sixty (60) days, following the date of determination of FMV. The Shareholders agree to cooperate in good faith with respect to all actions necessary and appropriate to effect such consummation, including, without limitation, the execution of all reasonably requested documentation and the acquisition of all required approvals and consents from, and the making of all required applications, notifications or filings to or with, Governmental Authorities. The purchase price for such Securities shall be paid in cash in full on the closing of the acquisition.

          (e) Security Purchase Option. Unless a Funding Shareholder seeks appraisal and exercises its right to purchase the Non-Funding Shareholders’ Securities pursuant to subsection

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(d) above, in the event of a Deadlock the procedures set forth in this subsection (e) shall apply. Either Shareholder may seek appraisal to determine the per-share FMV of the Company’s then issued and outstanding Securities pursuant to the procedure described in Section 9.7. Within fifteen (15) days after the written appraisal is provided to each Shareholder, each Shareholder shall have the option, but not the obligation, to submit a written, unconditional offer to purchase all, but not less than all, of the other Shareholder’s then-owned Securities for a cash price per share at least equal to the FMV of such Securities. Each Shareholder may submit only one such offer. If only one Shareholder submits such an offer, the Shareholder submitting the offer shall have the right and obligation to purchase the other Shareholder’s Securities and the Shareholder receiving the offer shall have the right and obligation to sell its Securities to the other Shareholder. If both Shareholders submit such an offer, the Shareholder submitting the higher per-share offer shall have the right and obligation to purchase the other Shareholder’s Securities and the Shareholder submitting the lower per-share offer shall have the right and obligation to sell its Securities to the other Shareholder. Any purchase of Securities pursuant to this Section 6.6(e) shall be consummated as soon as reasonably practicable, and in any event within sixty (60) days, following the date of determination of FMV. The Shareholders agree to cooperate in good faith with respect to all actions necessary and appropriate to effect such consummation, including, without limitation, the execution of all reasonably requested documentation and the acquisition of all required approvals and consents from, and the making of all required applications, notifications or filings to or with, Governmental Authorities. The purchase price for such Securities shall be paid in cash in full on the closing of the acquisition.

          (f) Dissolution and Liquidation. If a Deadlock occurs and (i) no offer is submitted as provided in Section 6.6(e) or the Funding Shareholder does not exercise its right to purchase the Non-Funding Shareholders’ Securities pursuant to Section 6.6(d) and (ii) the Deadlock is not resolved by other mutually agreeable means, either Shareholder shall have the right, exercisable by delivery of written notice of such exercise to the other Shareholder and the Company, to cause the dissolution and liquidation of the Company. In the event that a Shareholder exercises its right to cause the Company’s dissolution and liquidation pursuant to this Section 6.6(f), the Shareholders shall promptly (and shall cause any transferee of such Shareholder to) (i) vote (or execute written consents, as applicable) their Securities to dissolve and liquidate the Company, (ii) cause the Board to approve the Company’s dissolution and liquidation, (iii) cause the Company’s debts to be paid to the extent the Company’s assets are available to do so and cause the remaining assets to be distributed to the Shareholders (including as specified in the Contribution and License Agreement), and (iv) take such other actions as may be required under Applicable Law to complete the dissolution and liquidation of the Company.

          (g) Actions Subsequent to a Deadlock. In the event of a Deadlock, the Shareholders shall cause the Company to maintain and preserve its business and operate in the ordinary course pending the completion of the steps set forth herein to the extent practical in light of the nature of the Deadlock.

     6.7 Regulatory Approvals. The Manager shall be primarily responsible for assisting the Company to obtain such approvals, consents and similar actions from Governmental Authorities as may be necessary or appropriate in order to consummate the transactions contemplated under the Transaction Documents. Each Shareholder shall provide such assistance as the Manager may reasonably request in connection with such consents and approvals.

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     6.8 Additional Company Covenant. The Company shall not Engage In any Competing AT Business in any Restricted Territory until expiration or termination of the Noncompetition Period, as such terms are defined in the Noncompetition Agreement among Exeter, Revivicor Holdings, Inc. and Revivicor, Inc. dated as of February 24, 2004.

7. Warranties of the Parties

     7.1 Warranties of Exeter. Exeter hereby represents and warrants to Geron that, as of the Effective Date, the following statements are and shall be true and correct:

          (a) Organization. Exeter is a corporation duly organized and validly existing under the laws of Arizona. Exeter has the corporate power and authority to enter into and perform this Agreement and the Transaction Documents to which Exeter is a party.

          (b) Authorization. All corporate action on the part of Exeter necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents to which Exeter is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement and such Transaction Documents, when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of Exeter.

          (c) Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with Exeter’s execution, delivery and performance of this Agreement or the Transaction Documents to which Exeter is a party, or if any such consent is required Exeter has satisfied any applicable requirements.

          (d) Effect of Agreement. Exeter’s execution, delivery and performance of this Agreement and the Transaction Documents to which Exeter is a party will not (i) violate the certificate of incorporation of Exeter or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Exeter, (iii) have any effect on the compliance of Exeter with any applicable licenses, permits or authorizations which would materially and adversely affect Exeter, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which Exeter is a party and which would materially and adversely affect Exeter, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of Exeter.

          (e) Litigation. There are no actions, suits or proceedings pending or, to Exeter’s knowledge, threatened, against Exeter before any Governmental Authority which question Exeter’s right to enter into or perform this Agreement or the Transaction Documents to which Exeter is a party, or which question the validity of this Agreement or any of the other Transaction Documents.

     7.2 Warranties of Geron. Geron hereby represents and warrants to Exeter that, as of the Effective Date, the following statements are and shall be true and correct:

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          (a) Organization. Geron is a corporation duly organized and validly existing under the laws of Delaware. Geron has the corporate power and authority to enter into and perform this Agreement and the Transaction Documents to which Geron is a party.

          (b) Authorization. All corporate action on the part of Geron necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents to which Geron is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement and such Transaction Documents, when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of Geron.

          (c) Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with Geron’s execution, delivery and performance of this Agreement or the Transaction Documents to which Geron is a party, or if any such consent is required Geron has satisfied any applicable requirements.

          (d) Effect of Agreement. Geron’s execution, delivery and performance of this Agreement and the Transaction Documents to which Geron is a party will not (i) violate the certificate of incorporation of Geron or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Geron, (iii) have any effect on the compliance of Geron with any applicable licenses, permits or authorizations which would materially and adversely affect Geron, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which Geron is a party and which would materially and adversely affect Geron, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of Geron.

          (e) Litigation. There are no actions, suits or proceedings pending or, to Geron’s knowledge, threatened, against Geron before any Governmental Authority which question Geron’s right to enter into or perform this Agreement or the Transaction Documents to which Geron is a party, or which question the validity of this Agreement or any of the other Transaction Documents.

     7.3 Warranties of the Company. Exeter and the Company, severally and not jointly, each hereby represent and warrant to Geron that, as of the Effective Date, the following statements are and shall be true and correct:

          (a) Organization. The Company is a corporation duly organized and validly existing under the laws of Delaware. The Company has the corporate power and authority to enter into and perform this Agreement and the Transaction Documents to which the Company is a party. The Company is a wholly owned subsidiary of Exeter, it has not transacted any business and was formed for the purposes of consummating the transactions contemplated by this Agreement.

          (b) Authorization. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents to

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which the Company is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement and such Transaction Documents, when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of the Company.

          (c) Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with the Company’s execution, delivery and performance of this Agreement or the Transaction Documents to which the Company is a party, or if any such consent is required the Company has satisfied any applicable requirements.

          (d) Effect of Agreement. The Company’s execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party will not (i) violate the certificate of incorporation of the Company or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to the Company, (iii) have any effect on the compliance of the Company with any applicable licenses, permits or authorizations which would materially and adversely affect the Company, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which the Company is a party and which would materially and adversely affect the Company, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of the Company.

          (e) Litigation. There are no actions, suits or proceedings pending or, to the Company’s knowledge, threatened, against the Company before any Governmental Authority which question the Company’s right to enter into or perform this Agreement or the Transaction Documents to which the Company is a party, or which question the validity of this Agreement or any of the other Transaction Documents.

8. Term and Termination

     8.1 Term. This Agreement shall be effective as of the Effective Date, and shall continue in effect until terminated pursuant to Section 8.2.

     8.2 Termination. This Agreement shall terminate in accordance with any of the following:

          (a) Upon the mutual written agreement of the Shareholders.

          (b) By a Shareholder, pursuant to written notice (a “Breach Notice”) to the other Shareholder (i) if any representation or warranty of the other Shareholder set forth herein was not true and correct in any material respect when made, in which case such Breach Notice shall only be effective as provided herein if given prior to the one-year anniversary of the Closing, or (ii) if the other Shareholder materially breaches any material provision of this Agreement or of the Contribution and License Agreement and such breach continues for a period of ninety (90) days after the delivery of the Breach Notice. Such Breach Notice to the other Shareholder (the “Breaching Party”) shall describe the default in reasonable detail and shall be effective only

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after the Shareholders have completed the dispute resolution procedures set forth in Sections 6.6(b) and 6.6(c) and it is determined by an arbitral panel in accordance with Section 11.1(b) that such breach shall terminate this Agreement or entitle the non-breaching Shareholder to terminate this Agreement, exercise its rights under Section 8.3(a) or suspend performance under this Agreement.

          (c) By a Shareholder (the “Non-Bankrupt Party”), effective immediately upon written notice to the other Shareholder (the “Bankrupt Party”), in the event of (i) the filing of a petition by or against the Bankrupt Party under any provision of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar law relating to bankruptcy, insolvency or other relief for debtors, (ii) appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of the Bankrupt Party, (iii) the insolvency of the Shareholder, or (iv) the making of a general assignment for the benefit of creditors by the Bankrupt Party.

          (d) At such time as one Shareholder acquires all of the outstanding Securities of the other Shareholder, effective upon the closing of such acquisition.

     8.3 Effect.

          (a) If an event described in Section 8.2(b) occurs then, in addition to any rights, remedies or claims available to the non-breaching Shareholder (the “Non-Breaching Party”) in equity or under law, the Non-Breaching Party shall have the right to buy 100% of the Breaching Party’s Securities at a price equal to fifty percent (50%) of the FMV of such Securities.

          (b) If an event described in Section 8.2(c) occurs, the Non-Bankrupt Party shall have the right to terminate this Agreement and, at the option of the Non-Bankrupt Party, (i) buy up to 100% of the Bankrupt Party’s Securities at a price equal to the FMV of such Securities, or (ii) cause the Company to be dissolved and liquidated in accordance with the procedures described in Section 6.6(f).

          (c) In the event that Exeter fails to contribute the remainder of the Exeter Purchase Price in accordance with Section 3.2(b), and such failure continues for thirty (30) days (the “Default Notice Period”) following written notice of such failure from Geron (an “Exeter Payment Breach”), then Geron shall have the right, in the alternative to exercise of its rights under Sections 8.2(b) and 8.3(a), to acquire from Exeter such number of shares of Common Stock (the “Defaulted Shares”) equal to the Default Ratio multiplied by the number of shares of Common Stock then held by Exeter. The “Default Ratio” shall equal the unpaid portion of the Exeter Purchase Price divided by the Exeter Purchase Price. The consideration for the acquisition of the Defaulted Shares will be payment by Geron to the Company of the unpaid portion of the Exeter Purchase Price. In the event Geron wishes to exercise its right to acquire the Defaulted Shares, it shall notify the Company and Exeter in writing within ten (10) business days following the end of the Default Notice Period, and the closing of such repurchase shall occur within the next thirty (30) days.

     8.4 Continuing Liability; Survival. Termination of this Agreement for any reason shall not release either Shareholder or the Company from any liability or obligation which has

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already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Shareholder or the Company may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination. The rights and obligations of the Parties under Sections 6.2, 6.3, 6.4 (to the extent provided therein), 8, 9.7 and 11 shall survive any termination of this Agreement.

     8.5 Return of Confidential Information. Upon the termination of this Agreement, each Party, at its own cost, shall promptly return to the Disclosing Party any and all documents and materials constituting or containing Confidential Information of the Disclosing Party which are in its possession or control, or at its option, shall destroy such documents and materials and certify such destruction in writing to the Disclosing Party.

9. Transfer Restrictions

     9.1 General Restriction. Subject to Sections 9.2 and 9.6, for so long as this Agreement remains in effect, and except as otherwise specifically provided in this Agreement or agreed to in writing by the other Shareholder, each Shareholder agrees not to sell, transfer, assign, hypothecate or in any way alienate (“Transfer”) any Securities, or any right or interest therein, except to the following (each, a “Successor in Interest”) (1) to an Affiliate of such Shareholder, or (2) to a Person in connection with a Change of Control, provided that if such Person is a substantial competitor of the Company or the other Shareholder Supermajority Approval of the Board is required before the transfer. In the case of any Transfer permitted hereunder, the transferring Shareholder shall deliver to the other Shareholder (a) at least ten (10) Business Days prior to such Transfer, a written notice stating its intention to Transfer Securities, the name and share ownership of the transferee, the number of Securities to be Transferred, and the price and other material terms and conditions of the Transfer, and (b) on or prior to the effective date of the Transfer and in a form reasonably acceptable to the other Shareholder and its counsel, the transferee’s written acknowledgment of and agreement to be bound by, and to vote the transferred Securities at all times in accordance with, the terms of this Agreement.

     9.2 Permitted Transfers.

          (a) General. Except as permitted under Section 9.1, in the event a Shareholder (the “Selling Party”) desires to Transfer all or any portion of its Securities to any Person, the Selling Party shall first provide written notice (an “Offer Notice”) to the other Shareholder of its desire to Transfer. Such Offer Notice shall specify, among other things, the Person to whom the Selling Party wishes to Transfer, the Securities to be Transferred, and the price and other material terms and conditions of the proposed Transfer. The other Shareholder shall then have the right to exercise either (i) the right of first refusal set forth in Section 9.2(b), or (ii) the co-sale right set forth in Section 9.2(c).

          (b) Right of First Refusal.

               (i) On receipt of an Offer Notice, the other Shareholder shall have the right, upon written notice to the Selling Party within thirty (30) days following the receipt of

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such notice, to purchase at the same price and other terms and conditions set forth in the Offer Notice, all, but not less than all, of its Pro Rata share of the Securities subject thereto.

               (ii) If the right of first refusal described in Section 9.2(b)(i) is duly exercised, then, upon notice of such exercise the Selling Party shall be legally obligated to sell, and any electing Shareholder shall be legally obligated to purchase, the Securities described in the Offer Notice on the terms and conditions set forth therein. The Parties shall cooperate in good faith with respect to all actions necessary and appropriate to promptly effect such purchase and sale, including, without limitation, the execution of all reasonably requested documentation and the acquisition of all required approvals and consents from, and the making of all required applications, notifications or filings to or with, Governmental Authorities.

               (iii) If the right of first refusal described in Section 9.2(b)(i) is not duly exercised, then, subject to Section 9.2(c), the Selling Party shall have the right, for sixty (60) days following the expiration (or earlier termination) of the applicable exercise period, to sell the subject Securities to the Person set forth in the Offer Notice, on the terms and conditions specified therein; provided, that prior to such sale the purchaser agrees in writing to be bound, from and after its purchase, by this Agreement, upon which the Selling Party shall be released from its obligations and liabilities hereunder with respect to the Transferred Securities (except for any liability or obligation accrued as of such date).

          (c) Co-sale Right. If the right of first refusal described in Section 9.2(b) is not exercised by the Shareholder receiving the Offer Notice as provided therein, such Shareholder shall have the right to participate in the Transfer of Securities (at the same price and other terms and conditions set forth in the Offer Notice) by written notice to the Selling Party within thirty (30) days following receipt of such notice. Upon exercise of such co-sale right, the exercising Shareholder shall be entitled to sell a number of Securities which is equal to the product of (x) such Shareholder’s Company Interest, and (y) the number of Securities which the Selling Party proposes to Transfer (and there shall be a corresponding reduction in the number of Securities which the Selling Party may include in the proposed Transfer).

     9.3 Board Approval; Legends. All Transfers of Securities shall be subject to approval by the Board. Each Shareholder shall cause its Board nominee to vote in favor of any proposed Transfer complying with the foregoing terms of this Section 9 and to vote against any proposed Transfer that fails to do so (including in any vote required pursuant to Exhibit 5.7).

     9.4 Endorsement of Certificates.

          (a) In addition to any other legend which the Company may deem advisable under the Securities Act and state securities laws, the certificates representing all shares of outstanding Securities, other than shares issued through a Public Offering or in compliance with Rule 144 promulgated under the Securities Act (“Rule 144”), shall be endorsed at all times with a legend substantially similar to the following:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CERTAIN RESTRICTIONS ON VOTING CONTAINED IN THE FORMATION AND

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SHAREHOLDERS AGREEMENT, DATED APRIL 5, 2005, AMONG START LICENSING, INC. (THE “COMPANY”) AND CERTAIN STOCKHOLDERS LISTED ON THE SIGNATURE PAGES THEREOF. A COPY OF THE ABOVE REFERENCED AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

          (b) The obligations of the Shareholders shall be binding upon each Person to whom such Shareholder transfers Securities except for sales of the Securities pursuant to an effective registration statement under the Securities Act (a “Public Offering”) or in compliance with Rule 144. Prior to consummation of any transfer of Securities, other than a transfer pursuant to a Public Offering or in compliance with Rule 144, the transferor shall deliver to the Company an opinion of counsel reasonably satisfactory to the Company stating that, in the opinion of such counsel, such transfer complies with all applicable state and Federal securities laws and does not require that the Securities transferred be registered under any applicable state or Federal securities law.

     9.5 Improper Transfer. Any attempt to transfer any shares of Securities otherwise than in accordance with this Agreement shall, to the fullest extent permitted by law, be null and void and, to the fullest extent permitted by law, neither the Company nor any transfer agent of the Securities shall give any effect to such attempted transfer in its stock records.

     9.6 Prohibitions on Transfers to Substantial Competitors. Notwithstanding anything to the contrary in this Agreement, no Shareholder shall directly or indirectly Transfer to any Person who is a substantial competitor of the Company or the other Shareholder any Securities, provided that a Transfer, directly or indirectly, of all or a portion of Exeter’s Securities (including through a Change of Control of Exeter), by the ultimate beneficial owner or owners of Exeter as of the Effective Date, (i) for estate planning purposes, (ii) by operation of a trust instrument, will or similar document, or (iii) by operation of law, in each case to a trust, foundation or similar entity, shall not be deemed to be a Transfer to a substantial competitor.

     9.7 Appraisal Procedure. Prior to any Transfer of Securities pursuant to Section 6.6 or 8.3, the FMV of the Securities being Transferred shall be determined by the appraisal procedure described in this Section 9.7.

          (a) Appointment of Appraisers. (1) Each of the Shareholders shall appoint an appraiser (i.e., total of two appraisers) within thirty (30) days of the date of receipt by the recipient Shareholder of the notice required pursuant to Section 6.6 or 8.3, as applicable, in connection with the proposed Transfer. Such two appraisers shall appoint a third appraiser. Each appraiser appointed hereunder shall be reputable, independent of and not affiliated with either Shareholder (or any Affiliate of either Shareholder), shall have experience in the Field, and

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shall be qualified to appraise the fair market value of the Company and the selling Shareholder’s Securities.

          (b) Appraisal. Each appraiser appointed pursuant to this Section 9.7 shall promptly render a written good faith appraisal of the FMV per share of the Securities proposed to be sold. FMV will be the arithmetical average of the two appraisals that are closest to each other. Notwithstanding the foregoing, if a Shareholder fails to appoint an appraiser, the appraiser appointed by the other Shareholder shall conduct the appraisal alone, and FMV shall be as determined by such appraiser.

          (c) Timing. Appraisers shall be instructed to complete their appraisals as promptly as possible and, in any event, within thirty (30) days after the appointment of the final appraiser, and to provide their written appraisal at the same time to both Shareholders. Each Shareholder shall take all actions reasonably necessary to cause the appraisers to complete the appraisal process in an expeditious and competent manner within such period.

          (d) Effect of Appraisal; Costs. Any determination of FMV pursuant to this Section 9.7 shall be conclusive and binding upon each of the Shareholders for purposes of the Transfer in question. Each Shareholder shall bear its Pro Rata share of the costs of any appraisal done pursuant hereto, unless such appraisal is required pursuant to Section 8.3, in which case the Breaching Party shall bear one hundred percent (100%) of the costs of such appraisal.

     9.8 Use of Corporate Name; Trademarks and Logos. No Party (nor any of its controlled Affiliates) shall, either during the term of this Agreement or thereafter, utilize (except as permitted by applicable law), register or seek to register the corporate name, trademarks or logos of any other Party, or any similar corporate name, trademark or logo, for any purpose whatsoever, without the prior written consent of such Party.

10. Indemnification

     10.1 Indemnification. Each Shareholder (in such capacity, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Shareholder and such Shareholder’s officers, directors, employees, shareholders and agents (each an “Indemnified Party”), from and against any and all claims, demands, liabilities, costs, damages, expenses (including, without limitation, attorneys’ fees and expenses), and causes of action of any nature whatsoever (collectively, “Losses”) arising from or in any way related to any breach of any representation or warranty made by the Indemnifying Party hereunder. The representations and warranties shall survive the Closing until the twelve-month anniversary of the Closing Date (the “Survival Date”), provided, that any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 10.2 shall survive until final resolution of such claim. The obligations of the Indemnifying Party under this Section 10 shall survive any termination of this Agreement.

     10.2 Indemnification Procedures. If any lawsuit or enforcement action is filed against an Indemnified Party with respect to which such Indemnified Party is entitled to indemnification under this Section 10 or an Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 10,

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then such Indemnified Party shall give notice thereof (a “Claim Notice”) to the Indemnifying Party against whom indemnity is sought as promptly as practicable. The failure of an Indemnified Party to give a timely Claim Notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates that such failure actually damaged the Indemnifying Party. If within fifteen (15) days after receipt of the Claim Notice the Indemnifying Party acknowledges in writing to the Indemnified Party that Indemnifying Party is obligated under the terms of its indemnity hereunder in connection with such lawsuit or action (or that it will defend under a reservation of rights), then the Indemnifying Party shall be entitled, at its own cost, risk and expense, (a) to take control of the defense and investigation of such lawsuit or action, (b) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and such Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event, the Indemnified Party shall be entitled, at the Indemnifying Party’s cost and expense, to retain separate counsel of its own choosing, and (c) to compromise or settle such claim, which compromise or settlement shall be made only with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. In connection with the Indemnifying Party’s defense of the Indemnified Party as described in the foregoing sentence, the Indemnified Party shall (at the Indemnifying Party’s cost and expense) cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Shareholders shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) business days after receipt of the Claim Notice, then the Indemnified Party (upon delivering notice to such effect to the Indemnifying Party) shall have the right (but not the obligation) to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such claim on behalf of, and for the account and risk of, the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party timely informed of the progress of any such defense, compromise or settlement, provided that any such compromise or settlement shall be made only with the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Losses by reason of such settlement or judgment.

11. General Provisions

     11.1 Governing Law; Dispute Resolution.

          (a) Governing Law. The validity, construction and enforceability of this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, irrespective of the conflict of laws principles of the State of California, as to all matters, except to the extent that the Delaware Corporation Law is applicable to the terms

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and provisions hereof, and to such extent this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

          (b) Dispute Resolution. Except as provided for Deadlocks pursuant to Section 6.6, and with respect to Breach Notices, provided prior negotiations and mediation as set forth in Section 6.6 fail to resolve such Breach Notice, any controversy, claim or dispute arising out of or related to this Agreement or to the breach or interpretation thereof (a “Dispute”) shall be solely and exclusively settled by confidential, binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, subject to the terms and conditions of this Section 11.1. Any Party may initiate the arbitration of a Dispute by sending written notice of such election to the other Parties clearly marked “Arbitration Demand” (the “Arbitration Demand”). The Dispute shall be adjudicated by three (3) neutral and impartial arbitrators. In the event that only two Parties are parties to the dispute, each Party shall nominate one arbitrator within thirty (30) days after the other Party’s receipt of the Arbitration Demand, and the two arbitrators so named will then, within ninety (90) days of the receipt of the Arbitration Demand, jointly appoint the third arbitrator, who shall serve as chairperson of the arbitration tribunal; provided that if the two arbitrators cannot agree within such period on a third arbitrator, the American Arbitration Association shall appoint the third arbitrator. In the event that three Parties are parties to the dispute, each Party shall appoint one arbitrator and the American Arbitration Association shall appoint one of them to serve as chairperson of the arbitration tribunal. The decision of the arbitration tribunal shall be final and binding upon the parties to the dispute, and may be entered in any competent court for judicial acceptance of such an award and order of enforcement. All costs of the arbitration and arbitrators shall be shared equally by the parties to the dispute, but each Party shall be responsible for the costs of its own legal and other representatives and witnesses. The arbitrators shall not have the right or authority to award punitive damages to any Party. Notwithstanding anything to the contrary in this Section 11.1, each Party may, and expressly reserves the right to, seek judicial relief from any court of competent jurisdiction in order to obtain an injunction or other equitable relief or to enforce the provisions of Sections 6.2, 6.3, 6.4 or 6.8 or to otherwise obtain temporary relief pending the outcome of the arbitration. Arbitration will take place in Phoenix, Arizona. The Parties agree that the arbitration proceedings and its contents shall be kept confidential, except as may otherwise be required by applicable law.

          (c) Consent to Jurisdiction. Each of the Parties irrevocably submits to the jurisdiction of (i) the Superior Court of the State of Arizona, Maricopa County, (ii) the United States District Court in Phoenix, Arizona, for the District of Arizona, (iii) the Superior Court of the State of California, San Francisco County, and (iv) the United States District Court in San Francisco, California, for the Northern District of California, for the purposes of any suit, action or other proceeding not foreclosed by binding arbitration under Section 11.1(b). Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth below shall be effective service of process for any action, suit or proceeding in Arizona or California with respect to any matters to which it has submitted to jurisdiction in this Section 11.1(c). Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding not foreclosed by binding arbitration under Section 11.1(b) in (i) the Superior Court of the State of Arizona, Maricopa County, (ii) the United States District Court in Phoenix, Arizona, for the District of Arizona, (iii) the Superior Court of the State of California, San

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Francisco County, and (iv) the United States District Court in San Francisco, California, for the Northern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

     11.2 Notices and Other Communications. Any and all notices required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (c) if by overnight courier service, on the second (2nd) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices shall be addressed as follows:

If to Exeter:

4455 East Camelback Road
Suite B100
Phoenix, AZ 85018
Attention: Jonathan Thatcher

with copies (which copy shall not constitute notice) to:
stART Licensing, Inc.
4455 East Camelback Road
Suite B100
Phoenix, AZ 85018
Attention: Manager

and

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: John Campbell, Esq.
Telephone: 415-268-7000
Facsimile: 415-268-7522

If to Geron:

230 Constitution Drive
Menlo Park, CA 94025
Attention: Chief Executive Officer

with a copy (which copy shall not constitute notice) to:

stART Licensing, Inc.
4455 East Camelback Road
Suite B100
Phoenix, AZ 85018
Attention: Manager

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and

230 Constitution Drive
Menlo Park, CA 94025
Attention: General Counsel

If to the Company:

stART Licensing, Inc.
4455 East Camelback Road
Suite B100
Phoenix, AZ 85018
Attention: Manager

with a copy (which copy shall not constitute notice) to:

12357A Riata Trace Pkwy, Suite 100
Austin, Texas 78727
Attention: Scott Davis

and

Geron at the address first set forth above

or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Section 11.2.

     11.3 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

     11.4 References; Subject Headings. Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and Exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

     11.5 Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

     11.6 Expenses. Each of the Parties will bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. All such expenses incurred by the Company shall be borne by the Company to the maximum extent permitted by

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Applicable Law including, without limitation, expenses relating to the formation of the Company whether incurred by the Company or Exeter, any transfer taxes for transfer of the Company stock to the Shareholders, registration charges, taxes, fees and expenses relating to required governmental or regulatory approvals, notary fees and legal fees and expenses.

     11.7 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by one or both of the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

     11.8 Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Exhibits hereto) and the Transaction Documents constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

     11.9 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement except, in the case of the Shareholders, in connection with a transfer of all of such Shareholder’s Securities in a manner permitted hereunder, under terms reasonably acceptable to the non-assigning Shareholder and providing for the assignee to be bound by the terms hereof, and for the assigning Shareholder to remain liable for the assignee’s performance of its obligations hereunder. Any assignment not in conformance with this Section 11.9 shall be null, void and of no legal effect. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

     11.10 No Agency. The Parties are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either Party the agent of the other Party for any purpose or in any sense whatsoever.

     11.11 No Beneficiaries. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties and their Affiliates who hold Securities, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

     11.12 Effective Date of Transaction Documents. The Transaction Documents (other than this Agreement and the Certificate) shall become effective concurrently with consummation of the transactions described in Section 4.1.

     11.13 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

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     11.14 Incidental and Consequential Damages. No Party nor its Affiliates will be liable to any of the other Parties under any contract, negligence, strict liability or other theory for any indirect, incidental or consequential damages (including without limitation lost profits) with respect to a breach of this Agreement or any Transaction Document.

     11.15 Representation. Each of the Parties understands, acknowledges and agrees that:

          (a) Morrison & Foerster LLP (“M&F”) has acted as legal counsel to Exeter in connection with the preparation of this Agreement and the Transaction Documents.

          (b) M&F does not represent and has not been engaged to protect or represent the interests of any Party other than Exeter. Such other Parties have been afforded the opportunity to engage and seek the advice of independent legal counsel in connection with this Agreement and the Transaction Documents.

          (c) Actual or potential conflicts of interest exist, may exist, may have existed or may hereafter exist among the Parties.

     11.16 Waiver of Interested Director Provisions of Delaware General Corporation Law. Both Geron and Exeter recognize that each of them may be providing services to the Company and that Exeter in particular initially has been retained as Manager of the Company pursuant to the Management Services Agreement. The parties have provided for approval of various actions by the Board, either by simple majority of the Board or in certain instances by a supermajority of the Board. It is the intention of the parties that approval by the Board of any transaction between the Company and either Geron or Exeter as provided in this Agreement, in the Management Services Agreement and in other documents related thereto (the “Related Documents”), whether by a simple majority or where required by a supermajority, is intended to represent the only approval necessary for the transaction in question to satisfy any and all board or shareholder approval requirements of Section 144 of the Delaware General Corporation Law (the “Interested Director Provisions”). Each of Exeter and Geron hereby (i) irrevocably waive on behalf of themselves and their successors and assigns any and all claims they may now or in the future have as shareholders of the Company to advance any claim or seek relief under the Interested Director Provisions with respect to any transaction that has been approved under the terms this Agreement, the Management Services Agreement and the Related Documents and (ii) agree that directors nominated by the other of them may vote on all matters that may come before the Board and have such votes counted in determining whether or not Board approval of any matter has been obtained

[Signature page follows]

Confidential

     IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Formation and Shareholders Agreement as of the Effective Date.

EXETER LIFE SCIENCES, INC.
By:	/s/ Jonathan Thatcher
	Name:	Jonathan Thatcher
Title:

GERON CORPORATION
By:	/s/ David J. Earp
	Name:	David Earp
Title:

START LICENSING, INC.
By:	/s/ Scott Davis
	Name:	Scott Davis
Title:

[Signature Page to Formation and Shareholders Agreement]

Confidential

FORMATION AND SHAREHOLDERS AGREEMENT

by and among

Exeter Life Sciences, Inc.

Geron Corporation

and

stART Licensing, Inc.

April 5, 2005

Confidential

EXHIBIT 5.7

Actions Requiring Supermajority

Board Approval

     Notwithstanding any other provision of this Agreement, each of the following actions will require the consent of at least four (4) Directors present at any meeting called and held in accordance with the terms of this Agreement:

     (1) The approval of the Annual Plan;

     (2) Any expenditure by the Company for capital goods that is not specifically contemplated by the Annual Plan and involves a payment, in a single transaction or series of related transactions, exceeding the greater of (1) $* or (2) * percent (* %) of the Company’s revenues in the Company’s most recently completed fiscal year;

     (3) Any borrowing of funds by the Company if it is not specifically contemplated by the Annual Plan and, after giving effect thereto, the Company has obligations for borrowed money exceeding the greater of (1) $* or (2) * percent (* %) of the Company’s revenues in the Company’s most recently completed fiscal year, and any guarantee by the Company of the obligations of a third Person for borrowed money; and

     (4) Any grant of a pledge, charge, lien, mortgage or other encumbrance over or in respect of the Company’s assets except (1) to secure the borrowing of funds permitted under the preceding item, or (2) arising from capital leases or other transactions in the ordinary course of the Company’s business and not material, in the aggregate, to the Company’s operations.

     (5) Except as set forth in Section 5.13, any declaration or payment of any dividend or other distribution with respect to Securities;

     (6) Any merger or consolidation of the Company, whether or not the Company is the surviving entity;

     (7) Any sale or other disposition, other than in the ordinary course of business, of assets representing more than * % by value of the Company’s assets, other than pursuant to Section 6.6(f);

     (8) Any investment by the Company in, or acquisition of, another entity;

     (9) Any new issuance of Securities to any Person except as provided in this Agreement;

     (10) Subject to the exceptions set forth in Section 9.1, any transfer of Securities, other than pursuant to Sections 6.6(d), 6.6(e) and 8.3;

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

     (11) Adoption or amendment of the Certificate or the Bylaws;

     (12) Adoption or amendment of the Statement of Designation;

     (13) Any entry into or any material change in any transaction between the Company, on the one hand, and either Party, on the other hand, other than any transaction involving a license of Intellectual Property;

     (14) Any entry into, or rejection, termination or modification of, inbound or outbound Intellectual Property licenses or sublicenses to (a) a Shareholder or an Affiliate of a Shareholder (except to the extent provided in Section 6.1) or (b) a substantial competitor of either Shareholder or of an Affiliate of either Shareholder;

     (15) Adoption or amendment of the Predetermined Acquisition Guidelines;

     (16) Any acquisition of Intellectual Property other than in accordance with the Predetermined Acquisition Guidelines;

     (17) Except as set forth in Sections 6.6(f) and 8.3(b), the liquidation or dissolution of the Company; or

     (18) The * Acquisition.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

Attachment 1

Terms of Acquisition Preferred Stock

Dividend Rights:	Any dividends shall be paid on a pro rata basis to the holders of the Acquisition Preferred Stock and the Common Stock on an as-converted basis.

Liquidation Preference:	In the event of any liquidation, dissolution or winding up of the Company, the holders of the Acquisition Preferred Stock shall be entitled to receive, prior to any distribution to the holders of the Common Stock, an amount equal to the Purchase Price plus all declared but unpaid dividends thereon (the “Preference Amount”). After the full Preference Amount on all outstanding shares of Acquisition Preferred Stock has been paid, any remaining funds and assets of the Company legally available for distribution to shareholders shall be distributed pro rata among the holders of the Common Stock and the Acquisition Preferred Stock on an as-converted basis.

A merger or consolidation of the Company in which its shareholders do not retain a majority of the voting power in the surviving corporation, the sale of all or substantially all the Company’s assets, and a public offering of shares of Common Stock of the Company shall each be deemed to be a liquidation, dissolution or winding up of the Company.

Redemption:	The Acquisition Preferred Stock shall not be unilaterally redeemable at the option of the Company or the holders.

Conversion Rights:	The holders of the Acquisition Preferred Stock shall have the right to convert their Preferred Stock into shares of Common Stock at any time. The total number of shares of Common Stock into which the Acquisition Preferred Stock may be converted initially will be determined by dividing the Purchase Price by the conversion price. The initial conversion price will be the Purchase Price (i.e., a 1-to-1 initial conversion ratio). The conversion price will be subject to adjustment to reflect stock dividends, stock splits and similar events and as provided in “Antidilution Provisions” below.

Confidential

Antidilution Provisions:	The conversion price of the Acquisition Preferred Stock shall be subject to adjustment on a broad-based weighted average basis for issuances at a purchase price less than the then-effective conversion price with carve-outs for issuances of Common Stock reserved for issuance to employees, consultants, officers or directors pursuant to stock purchase or stock option plans or agreements or other incentive stock arrangements approved by the Board (“Incentive Pool”); issuances in connection with the exercise or conversion of exercisable or convertible securities that are outstanding as of the closing or are subsequently issued pursuant to a carve-out; issuances in connection with acquisitions; issuances which are approved by the affirmative vote of a majority of the Board of Directors as not being subject to the antidilution provisions; and issuances to strategic partners, all subject to standard limitations. Proportional adjustments shall be made to the conversion price for stock splits, stock dividends and other recapitalizations.

Voting Rights:	Each share of Acquisition Preferred Stock shall carry a number of votes equal to the number of shares of Common Stock then issuable upon its conversion into Common Stock. The Acquisition Preferred Stock shall generally vote together with the Common Stock and not as a separate series or class, except as provided by law or as provided in “Protective Provisions” below.

Protective Provisions:	Consent of the holders of a majority of the outstanding Acquisition Preferred Stock, voting separately as a separate series shall be required for: (i) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions that provide for the benefit of, the Acquisition Preferred Stock that adversely affects such shares; (ii) any increase or decrease in the number of authorized shares of the Acquisition Preferred Stock; (iii) any action that authorizes, creates or issues shares of any class of stock having preferences superior to or on parity with the Acquisition Preferred Stock; and (iv) any action that reclassifies any outstanding shares of Acquisition Preferred Stock.

Confidential